Exhibit 99.1

BOE Financial Services of Virginia, Inc. Reports 16.1% Increase in 1st Quarter Earnings

Tappahannock, VA, April 20, 2005/PR Newswire/ BOE Financial Services of Virginia, Inc. (NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the first quarter of 2005. Net income for the first quarter of 2005 was $721,000, a 16.1%, or $100,000 increase over 2004 first quarter income of $621,000. Basic earnings per common share increased from $0.52 in the first quarter of 2004 to $0.60 in the first quarter of 2005. Tangible book value per common share increased from $19.44 at March 31, 2004 to $20.23 per common share at March 31, 2005.

The increase in earnings was primarily attributable to an increase of 5.8%, or $128,000 in net interest income after provision for loan losses. Net interest income after provision for loan losses of $2,348,000 in the first quarter of 2005 compared to net interest income after provision for loan losses of $2,220,000 for the same period in 2004.

Also contributing to the increase in net income for the first quarter of 2005 compared to the same period in 2004 was a $5,000 increase in noninterest income. Noninterest income was $361,000 in the first quarter of 2005 compared to $356,000 for the same period in 2004. This is an increase of 1.4%.

Increases to net income were offset by an increase of $40,000 in noninterest expenses, a $12,000 decrease in income tax expenses and a $5,000 decrease in security gains.

Bank of Essex, based in Tappahannock, has six banking offices located in Essex, King William, Hanover and Henrico counties, and the Town of West Point. Contact: Bruce E. Thomas, Senior Vice President/Chief Financial Officer 804-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet

	3/31/2005	3/31/2004	Percent Change
ASSETS
Cash and due	$5,543	$9,910	-44.1%
Federal funds sold	841	5,957	-85.9%
Securities Held-to-Maturity	3,000	—
Securities Available-for-Sale	53,856	51,092	5.4%
Equity Securities, restricted, at cost	843	937	-10.0%
Loans held for sale	131	192	-31.8%
Loans, net of unearned income	162,100	158,156	2.5%
LESS: Allowance for loan losses	(2,192)	(2,019)	8.6%

Loans, net	159,908	156,137	2.4%
Bank premises and equipment, net	6,397	6,481	-1.3%
Accrued interest receivable	1,226	1,183	3.6%
Intangible assets	744	870	-14.5%
Other assets	2,900	1,984	46.2%

Total assets	$235,389	$234,743	0.3%

LIABILITIES
Deposits
Non-interest bearing	$25,772	$24,759	4.1%
Interest bearing	179,059	180,532	-0.8%

Total Deposits	204,831	205,291	-0.2%
Federal funds purchased	—	—
Federal Home Loan Bank advances	—	—
Acrued interest payable	314	314	0.0%
Other liabilities	1,260	1,117	12.8%
Trust preferred capital notes	4,124	4,124	0.0%

Total liabilities	210,529	210,846	-0.2%

Minority interest in consolidated subsidiaries	—	—
EQUITY CAPITAL
Common stock	5,960	5,923	0.6%
Surplus	5,134	5,021	2.3%
Retained earnings	13,552	11,314	19.8%
Accumulated other comprehensive income	214	1,639	-86.9%

Total equity capital	24,860	23,897	4.0%

Total liabilities, minority interest, and equity capital	$235,389	$234,743	0.3%

	For the quarter ended 3/31/2005	For the quarter ended 3/31/2004	Percent Change
Income Statement
Interest income	$3,350	$3,182	5.3%
Interest expense	922	887	3.9%

Net interest income	2,428	2,295	5.8%
Provision for loan losses	80	75	6.7%

Net interest income after provision for loan losses	2,348	2,220	5.8%

Noninterest income	361	356	1.4%
Securities (gains)/losses	5	10	-50.0%
Noninterest expense	1,777	1,737	2.3%
Income taxes	216	228	-5.3%

Net income	$721	$621	16.1%

Earnings per share, basic	$0.60	$0.52	15.4%
Earnings per share, fully diluted	$0.60	$0.52	15.4%
Tangible book value per share	$20.23	$19.44	4.1%